EXHIBIT 99.2

MDSI to Reclassify and Defer Certain Revenue

Adjustments do not affect net cash flow in any reporting period, nor profitability over the life of any contract

Richmond, B.C. (February 26, 2004) –MDSI Mobile Data Solutions Inc. (NASDAQ:MDSI, TSX:MMD) has determined that certain services extended to customers in the warranty period of their projects should be classified as maintenance and support revenue instead of implementation services revenue. The resulting restatements do not affect net cash flow in any reporting period, nor the profitability of any contract over its life, and only affect the timing, not the amount, of revenue to be recognized.

The determination came after extensive additional analysis that the company initiated of it own accord during the course of preparing the supporting documentation for its restatement announced on November 17, 2003. The analysis included review of additional customer contracts and a contract-by-contract review of company operations during the warranty phase, all in the context of the most recent interpretations of applicable accounting standards. For consistency and better comparison of financial results, MDSI has applied the change back to 1998.

The cumulative effect of the adjustment is to defer $2.8 million of net software and services revenue as at September 30, 2003 and recognize it as maintenance and support revenue, substantially over the period from Q4 2003 through Q3 2004. The $2.8 million amount includes the effect of the company’s November 17th restatement. As of December 31, 2003, $700,000 of the $2.8 million has been recognized as maintenance and support revenue. The remaining net adjustment of $2.1 million at year-end is 85% comprised of the effect of three contracts, two of which were mentioned in the company’s earlier restatement. Only contracts currently in the implementation or warranty phases contribute to the cumulative totals, as the effect of completed contracts has already flowed through the affected accounts.

A summary of the restated quarterly and annual results is available on the Investors page of MDSI’s web site, www.mdsi-advantex.com.

The warranty period follows acceptance of MDSI’s Advantex system by the customer, and precedes the beginning of the contracted maintenance and support period. Previously, MDSI accounted for work done during the warranty period as part of the fixed value of the software and implementation services contract, and accordingly allocated revenue to this period under the percentage completion method. As a result of its further analysis, MDSI now deems the software and implementation services contract complete at customer acceptance of the Advantex system, and accounts for the value of the work done in the warranty period rateably over the period, at the company’s contracted maintenance and support rate. The amount of revenue to be recognized under the software and services contract is reduced by the amount of incremental maintenance and support revenue to be recognized in the warranty period.

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The restatements announced on November 17, 2003 were not filed, as management undertook the more detailed analysis outlined above. MDSI currently expects to re-file its 10-K for 2002 and its 10-Qs for the first through third quarters of 2003, along with its 10-K for 2003, by March 30, 2004. Comparative figures in these documents will cover all affected earlier periods as well.

All amounts in this news release are in US dollars and in accordance with US GAAP.

About MDSI
MDSI is the largest, most successful and experienced provider of mobile workforce management software in the world. MDSI’s software improves customer service and relationships and reduces operating costs by allowing companies to manage field resources more effectively. Headquartered in Richmond, BC, Canada, MDSI was founded in 1993 and has approximately 350 employees. The company has operations and support offices in the United States, Canada, Europe and Australia. MDSI services approximately 100 customers and has licensed more than 80,000 field service users around the world. MDSI is a public company traded on the Toronto Stock Exchange (MMD) and on NASDAQ (MDSI). www.mdsi-advantex.com.

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This press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements in this release include statements regarding: MDSI’s expectations regarding the amount and timing of revenues and earnings in future periods; MDSI’s expectations regarding the effect of the restatements; MDSI’s other forecasts and estimates; and MDSI’s expectations regarding the amount of expenses in future periods. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties such as: the possibility that our potential customers will defer purchasing decisions due to economic, political or other conditions or will purchase products offered by our competitors; risks related to changes in application and interpretation of generally accepted accounting principles; risks associated with litigation and the expenses associated with such litigation; the failure of MDSI to maintain anticipated levels of expenses in future periods and the risk that cost reduction efforts may adversely affect the ability of MDSI to achieve its business objectives; the risks associated with the collection of accounts receivable; the risks associated with technical difficulties or delays in product introductions and improvements; product development, product pricing or other initiatives of MDSI’s competitors; and other risks and uncertainties detailed in MDSI’s most recent Annual Report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission. MDSI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.